Exhibit 99.1

PRESS RELEASE

iMetrik M2M Launches its Wireless Wide Area/Personal Area Network Gateway

After extensive testing, the iMetrik M2M wireless gateway combining WAN and PAN capabilities into one compact unit is ready to launch. This innovation opens a new era for the M2M market with a total wireless solution, bringing information all the way from the remote sensor into hand’s reach.

Montreal, July 25, 2011 -- iMetrik M2M is proud to announce that its technical team has completed the development of its game changing wireless Gateway, and that it is now prepared to introduce the market to its technology platform, one which opens up new possibilities in the Machine to Machine world by offering a plug and play system for deploying an entirely wireless M2M solution in a single step.

The WAN/PAN gateway is part of the total solution iMetrik M2M offers to the market. The plug-and-play system includes battery-powered sensors that communicate wirelessly over the Personal Area Network to the gateway unit, which communicates over the Wide Area Network by using iMetrik’s global cellular network. End-users can thus access the remote end points through iMetrik M2M’s web application for the monitoring or control of any asset. The Gateway is shipped pre-activated and there is no need for the user to deal with the hassle of negotiating with local wireless providers as iMetrik provides automatic coverage in over 120 countries.

The user simply needs a computer or smart phone and Internet access. Businesses, wanting to take advantage of the much proclaimed Machine-to-Machine revolution no longer have to put together a number of different hardware components, negotiate with a mobile carrier, and then develop a web application, all of which come at a great cost of both money and time.

The technological design decisions behind this all-in-one wireless M2M gateway, were made to adapt the choice and dimensioning of radio-transmission, micro-controller, and power components into the optimum configuration for maximum range and stability at the lowest possible power usage levels. Flexible enough to conform with frequency regulations for wireless signals around the world, this low-footprint, low-overhead design allows for application across all of the many usage scenarios that iMetrik M2M’s wireless M2M technology platform enables for a variety of different markets.

Michel St-Pierre, CEO of iMetrik M2M, stated:  “What our company has put together I consider a breakthrough for the industry, proving that we have a clear vision into the M2M market’s future. Our team’s combined expertise in Telecom, M2M and Software and Hardware development, has been demonstrated through committed delivery with the highest quality and most cost-efficient service business model. We are now ready to address the clients who have been waiting patiently for this system.”

Mission Statement

iMetrik M2M is a global solution provider of wireless services designed to control and manage the access and use of virtually any asset from “anywhere-to-anywhere” in the world.  This is the world of Machine-to-Machine or M2M, the Internet of Things. The iMetrik M2M Platform moves information and commands from the source directly to the desktop, helping develop new service offerings, enabling real-time control over assets and open up new markets.

Forward Looking Statements

The matters discussed herein, as well as in future oral and written statements by management of iMetrik M2M Solutions Inc. are forward-looking statements, and are based on current management expectations that involve substantial risks and uncertainties that could cause actual results to differ materially from the results expressed in, or implied by, these forward-looking statements.

Contact:

IR: Nada Guirguis
Mobile : +1-514-402-2538
Email: nada@imetrikm2m.com

740 W. Notre-Dame Ste 1555
Montreal, Qc Canada, H3C3X6
Phone: +1-514-904-2333